NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS THIRD QUARTER FISCAL 2010 RESULTS; EARNINGS PER SHARE INCREASE; SAME-RESTAURANT SALES TRENDS IMPROVE; FISCAL 2010 EPS GUIDANCE RAISED

MARYVILLE, TN – April 7, 2010 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.28 on net income of $17.8 million for the Company’s third quarter of fiscal 2010, which ended on March 2, 2010.  This compares to earnings of $0.09 per diluted share on net income of $4.8 million for the third quarter of the prior year.  Closure and impairment expenses were $2.3 million pretax ($0.02 per diluted share after tax) in the third quarter of this year, compared to $14.3 million ($0.17 per diluted share after tax) in the third quarter of the prior year.  Included in prior year expenses were charges related to the Company’s restructuring announced in December 2008.

As previously announced, same-restaurant sales for the third quarter decreased 0.7% at Company-owned Ruby Tuesday restaurants; severe winter weather in many of the Company’s core markets reduced same-restaurant sales by an estimated 1.5% to 2%.  Same-restaurant sales at domestic franchised restaurants declined 5.3%.

Sandy Beall, Founder and CEO, commented on the results, saying, “We are very encouraged with the momentum in our business and excited to report five consecutive quarters of improving trends since our sales and traffic first began to improve in last year’s third quarter. Despite this more difficult comparison, the quarter was one of our best in terms of sales in three years.  We believe our repositioning efforts and investments in quality menu options, combined with targeted and effective marketing, are driving improved results.  Although the economic environment remains uncertain, there are signs of improvement and we are working hard to end our fiscal year with strength and continued momentum.”

Ruby Tuesday, Inc.
News Release
April 7, 2010
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  Highlights from our third quarter results include:

•	Same-restaurant sales were down 0.7%.
•	Restaurant operating margins increased in the quarter reflecting the positive impact from store closings, more efficient labor scheduling, and the success of our cost reduction efforts.
•
Debt was reduced another $43 million during the quarter, bringing the year-to-date total debt paydown to $171 million, including $73 million from the proceeds of the sale of 11.5 million shares of stock through an equity offering in July.

“We continued to make solid progress against our top priorities for the year.  Our first goal is to increase same-restaurant sales and get guests in seats.  The modest increase in same-restaurant sales in January and February were the first monthly increases in three years and we were able to effectively balance the relationship between average check and traffic to the benefit of profitability.  The emphasis on our second goal, maximizing our cash flow and reducing debt, has resulted in an improved balance sheet and leverage ratios.  We have paid down approximately $283 million of debt since the end of fiscal 2008, or nearly 47% of the total then outstanding in less than two years.  As a result, our book debt to EBITDA ratio has declined to 2.2 at the end of the third quarter, from 3.7 at the end of fiscal 2008.  Our third priority is to further strengthen and differentiate our brand through quality and remaining true to our core operating strategies:  Uncompromising Freshness and Quality of our food; service with Gracious Hospitality; a Fresh New Look for our restaurants; and Compelling Value.  Towards these objectives, we continue to focus on operations, the menu, and other enhancements to the brand such as the addition of lobster tails and our four-course Sunday brunch and the installation of new high definition flat screen televisions in our bar areas.  We believe these strategies are key contributors to the momentum in our business.”

Ruby Tuesday, Inc.
News Release
April 7, 2010
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Other highlights for the 13-week third quarter included:

•	Total revenue declined 3.2% from the same period of the prior year primarily because of 12 fewer restaurants in operation and the decrease in same-restaurant sales.
•	The Company closed 11 restaurants and did not open any restaurants during the quarter.
•	Domestic and international franchisees opened one and closed three restaurants.
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $91.9 million and $96.8 million for the third quarter of fiscal 2010 and 2009, respectively.

•	Total capital expenditures were $3.8 million.
•	The Company had approximately 64 million shares of common stock outstanding at the end of the quarter.

Fiscal Year 2010 Guidance

•
New restaurant development – No new Company-owned Ruby Tuesday restaurants will be opened in fiscal 2010 and a total of 14 are projected to close, including one in the fourth quarter, as part of our previously announced plan to close 30 restaurants over time when their leases expire.  We expect domestic franchisees will open two or three restaurants during the year, including one or two in the fourth quarter.  We expect international franchisees will open three to five restaurants during the year, including up to two in the fourth quarter.

•	Same-restaurant sales – We estimate same-restaurant sales for the year for Company-owned restaurants will be down approximately 1% to 2%.
•	Restaurant operating margins are anticipated to be down primarily reflecting the impact of our marketing strategy to emphasize Compelling Value and its impact on food costs as a percentage of sales.

Ruby Tuesday, Inc.
News Release
April 7, 2010
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•
Other expenses – Depreciation is projected in the $63-65 million range and selling, general, and administrative expenses are targeted to be down 10-12% from a year earlier.  Interest expense is projected to be $16-17 million and the tax rate is estimated to be 20-22%.  Fully diluted weighted average shares outstanding are estimated to be approximately 62 million for the year.

•	Diluted earnings per share for the year are projected to be in the $0.60-0.65 range.
•	Capital expenditures for the year are estimated to be $18-20 million.

Mr. Beall added, “We are pleased with our results in the third quarter and are excited by the momentum in our business.  Our top priorities continue to be to increase average restaurant sales and traffic, to maximize cash flow and pay down debt, and further strengthen and differentiate our brand.  With the improvement in our balance sheet, we are now able to develop longer term strategies to further increase sales, cash flow, and return on assets.  All our actions are in keeping with our mission statement:  to be the best in the bar grill segment of the restaurant industry by delivering a high-quality casual dining experience with compelling value.”

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, Guam, and 14 foreign countries.  As of March 2, 2010, the Company owned and operated 659 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 168 and 57 restaurants, respectively.  For more information on Ruby Tuesday, please visit our company website at www.rubytuesday.com.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Steve Rockwell                                                                           Phone:  865-379-5700

Ruby Tuesday, Inc.
News Release
April 7, 2010
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The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

Ruby Tuesday, Inc.
News Release
April 7, 2010
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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2010
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			39 Weeks		39 Weeks
	Ended		Ended			Ended		Ended
	March 2,	Percent	March 3,	Percent	Percent	March 2,	Percent	March 3,	Percent	Percent
	2010	of Revenue	2009	of Revenue	Change	2010	of Revenue	2009	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 305,641	99.5	$ 315,114	99.2		$ 876,824	99.5	$ 924,027	99.2
Franchise revenue	1,624	0.5	2,408	0.8		4,517	0.5	7,274	0.8
Total revenue	307,265	100.0	317,522	100.0	(3.2)	881,341	100.0	931,301	100.0	(5.4)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	87,116	28.5	89,831	28.5		255,998	29.2	256,309	27.7
Payroll and related costs	99,833	32.7	104,087	33.0		296,076	33.8	319,123	34.5
Other restaurant operating costs	59,167	19.4	61,914	19.6		180,367	20.6	195,371	21.1
Depreciation and amortization	15,901	5.2	17,927	5.7		48,467	5.5	57,381	6.2
(as a percent of Total revenue)
Selling, general and administrative, net	17,686	5.8	16,270	5.1		53,094	6.0	67,346	7.2
Closures and impairments	2,310	0.8	14,304	4.5		2,848	0.3	53,387	5.7
Goodwill impairment	0	0.0	0	0.0		0	0.0	18,957	2.0
Equity in (earnings)/losses of unconsolidated franchises	(598)	(0.2)	370	0.1		390	0.0	448	0.0
Total operating costs and expenses	281,415		304,703			837,240		968,322

Earnings/(Loss) before Interest and Taxes	25,850	8.4	12,819	4.0	101.7	44,101	5.0	(37,021)	(4.0)	219.1

Interest expense, net	3,578	1.2	7,781	2.5		13,567	1.5	27,470	2.9

Pre-tax Profit/(Loss)	22,272	7.2	5,038	1.6	342.1	30,534	3.5	(64,491)	(6.9)	147.3

Provision/(Benefit) for income taxes	4,473	1.5	268	0.1		6,160	0.7	(32,127)	(3.4)

Net Income/(Loss)	$ 17,799	5.8	$ 4,770	1.5	273.1	$ 24,374	2.8	$ (32,364)	(3.5)	175.3

Earnings/(Loss) Per Share:
Basic	$ 0.28		$ 0.09		211.1	$ 0.40		$ (0.63)		163.5
Diluted	$ 0.28		$ 0.09		211.1	$ 0.40		$ (0.63)		163.5

Shares:
Basic	63,342		51,403			60,929		51,393
Diluted	63,533		51,403			61,096		51,393

Ruby Tuesday, Inc.
News Release
April 7, 2010
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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2010
(Amounts in thousands)

	March 2,	June 2,
CONDENSED BALANCE SHEETS	2010	2009
Assets
Cash and Short-Term Investments	$ 9,567	$ 9,760
Accounts and Notes Receivable	8,708	8,095
Inventories	28,313	21,025
Income Tax Receivable		8,632
Deferred Income Taxes	14,917	15,918
Assets Held for Sale	5,002	16,120
Prepaid Rent and Other Expenses	12,224	13,423

Total Current Assets	78,731	92,973

Property and Equipment, Net	955,044	985,099
Notes Receivable, Net	334	713
Other Assets	42,615	45,411

Total Assets	$ 1,076,724	$ 1,124,196

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$ 13,416	$ 16,841
Income Tax Payable	1,892
Other Current Liabilities	106,541	97,158
Long-Term Debt, including Capital Leases	309,001	476,566
Deferred Income Taxes	34,268	20,706
Deferred Escalating Minimum Rents	42,145	41,010
Other Deferred Liabilities	49,103	55,549

Total Liabilities	556,366	707,830

Shareholders' Equity	520,358	416,366

Total Liabilities and
Shareholders' Equity	$ 1,076,724	$ 1,124,196